 EXHIBIT 99.1

GENERAL FINANCE CORPORATION ANNOUNCES CONSENT SOLICITATION FOR ITS 8.125% SENIOR NOTES DUE 2021

PASADENA, CA – October 16, 2018 – General Finance Corporation (NASDAQ: GFN) (the “Company”) announced today that it is soliciting consents from holders of its 8.125% Senior Notes due 2021 (the “Notes”) to approve certain amendments (the “Proposed Amendments”) to the indenture governing the Notes.

The Proposed Amendments would permit the Company and its restricted subsidiaries to incur additional indebtedness from time to time, including pursuant to the Company’s existing credit agreement and existing master capital lease agreement, or such new capital lease obligations as the Company and its restricted subsidiaries may enter into from time to time.

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated October 16, 2018 (as may be amended or supplemented from time to time, the “Consent Solicitation Statement”). The Company, in its sole discretion, may terminate, extend or amend the consent solicitation at any time as described in the Consent Solicitation Statement.

The consent solicitation will expire at 5:00 p.m., New York City time, on October 31, 2018 (“Expiration Time”), unless extended. Only holders of record of the Notes as of 5:00 p.m., New York City time, on October 15, 2018 (the “Record Date”), are eligible to deliver consents to the Proposed Amendments in the consent solicitation. The consent of the holders of at least a majority in principal amount of Notes outstanding as of the Record Date is required to approve the Proposed Amendments.

Upon the terms and subject to the conditions described in the Consent Solicitation Statement, if the Requisite Consents are received and the other conditions to the consent solicitation are satisfied or waived, the Company will execute a supplemental indenture to the indenture governing the Notes to give effect to the Proposed Amendments and, as promptly as practicable after the Expiration Time, the Company will make a cash payment of $0.10 per $25.00 in principal amount of Notes held by each holder of the Notes as of the Record Date who has validly delivered and not validly revoked a consent at or prior to the Expiration Time. Once the supplemental indenture is effective, holders of Notes may not revoke consents.

D.A. Davidson & Co. is acting as the solicitation agent for the consent solicitation. Additional information concerning the terms and conditions of the consent solicitation, and the procedure for delivering consents, may be obtained from D.A. Davidson & Co., Attn: Syndicate Department, 8 Third Street North, The Davidson Building, Great Falls, MT  59404, phone:  1-800-332-5915, email: prospectusrequest@dadco.com.

Global Bondholder Services Corporation is acting as tabulation and information agent. Copies of the Consent Solicitation Statement may be obtained from Global Bondholder Services Corporation by calling (212) 430-3774 (banks and brokers) or (866) 470-3800 (toll-free) or by email at contact@gbsc-usa.com or online at http://www.gbsc-usa.com/generalfinance/

This press release does not set forth all of the terms and conditions of the consent solicitation.
Noteholders should carefully read the Consent Solicitation Statement for a complete description of all terms and conditions before making any decision with respect to the consent solicitation.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. The solicitation of consents is only being made pursuant to the terms of the Consent Solicitation Statement. No recommendation is being made as to whether holders of the Notes should consent to the Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign or “blue sky” laws.

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release, including those describing the consent solicitation, constitute forward-looking statements. These statements are not historical facts but instead represent the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed in the Company’s periodic filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and the Company does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable law.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia consist of wholly-owned Royal Wolf Trading Australia Pty Limited (www.royalwolf.com.au) and Royal Wolf Trading New Zealand Limited (www.royalwolf.co.nz), the leading providers of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223